Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED WITH [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

Supply Agreement

Between

Paratek Pharmaceuticals, Inc.

and

CARBOGEN AMCIS AG

Date

July 14, 2021

Table of Contents

Article 1 Interpretation		1
1.1.	Definitions	1
1.2.	Other Definitions	7
1.3.	Currency	7
1.4.	Headings	7
1.5.	Exhibits	7
1.6.	Applicable Law	7
1.7.	Appendix Terms	7
Article 2 Term		7
2.1.	Term	7
2.2.	Effect of Expiration on Purchase Orders	8
Article 3 Supply of Product		8
3.1.	Supply of Product	8
3.2.	Manufacturing Services	8
3.3.	Supply of Materials and Customer Material	8
3.4.	Production Capacity	10
3.5.	Processing Changes	11
3.6.	Monitoring of Facilities	11
3.7.	Subcontracting	12
3.8.	[***]	12
3.9.	[***]	12
3.10.	Territory Expansion	12
3.11.	Supply to Customer Licensees	12
3.12.	Alternative Supply	12
Article 4 Forecasts		13
4.1.	Rolling Forecasts	13
4.2.	Supplier Commitment	13
Article 5 Testing and Samples		14
5.1.	Release Testing	14
5.2.	Additional Release Testing	14
5.3.	Retention Samples	14
5.4.	Stability Testing	14
5.5.	Reference Standards	14
Article 6 Purchase Orders		15
6.1.	Placement of Purchase Orders	15

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6.2.	Acceptance of Orders	15
6.3.	Delays	15
6.4.	Cancellation of Purchase Orders	15
6.5.	Material Failure of Supply	15
6.6.	Services	16
Article 7 Shipment of Product		16
7.1.	Storage of Product	16
7.2.	Release and Shipment of Product	16
7.3.	Documentation	17
7.4.	Steering Committee	17
Article 8 Acceptance of Shipments		17
8.1.	Acceptance of Shipments	17
8.2.	Dispute of Rejected Product	18
8.3.	Remedies	18
Article 9 Costs and Fees		18
9.1.	Fees	18
9.2.	Adjustments to Fees	19
9.3.	Taxes	19
Article 10 Invoicing and Payment		20
10.1.	Issuance of Invoices	20
10.2.	Invoice Contents	20
10.3.	Delay of Shipment	20
10.4.	Payment of Invoices	20
Article 11 Intellectual Property		21
11.1.	Title	21
11.2.	No Grant of Rights	21
11.3.	Grant of License by Customer	21
11.4.	Ownership of Inventions	21
11.5.	Patents to Inventions	21
11.6.	No Use of Trademarks	21
11.7.	[***]	22
Article 12 Confidentiality & Publicity		22
12.1.	Obligation of Confidentiality	22
12.2.	Disclosure with Consent	22
12.3.	Publicity	22
12.4.	Disclosure Required by Law	22
12.5.	Employee Confidentiality and Invention Assignment.	23

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12.6.	Duration of Obligation	23
Article 13 Representations, Warranties and Covenants		23
13.1.	Supplier’s Representations, Warranties and Covenants	23
13.2.	Customer’s Representations, Warranties and Covenants	24
13.3.	No Other Warranty	25
13.4.	No Consequential Damages and Limitation of Liability	25
Article 14 Indemnification		26
14.1.	Indemnification of Supplier	26
14.2.	Indemnification of Customer	26
14.3.	[***]	26
14.4.	Indemnification Procedure	26
Article 15 Insurance		27
15.1.	Insurance Coverage	27
15.2.	Evidence of Insurance	27
Article 16 Legal and Regulatory		27
16.1.	Compliance with Laws	27
16.2.	Maintenance of Records	28
16.3.	Notice of Reports	28
16.4.	Drug Master Files	28
16.5.	Compliance with Regulatory Standards	28
16.6.	Inspection	28
Article 17 Recalls		29
17.1.	Safety	29
17.2.	Recalls	29
17.3.	Replacement Shipments	29
Article 18 Termination		29
18.1.	Termination	29
18.2.	Consequences of Termination	30
18.3.	Return of Samples	31
18.4.	Return of Confidential Information	31
18.5.	Survival	32
Article 19 Miscellaneous		32
19.1.	Assignment; Inurement	32
19.2.	Change of Control	33
19.3.	Counterparts	33
19.4.	Dispute Resolution	33
19.5.	Force Majeure	33

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19.6.	Performance	33
19.7.	Further Assurances	34
19.8.	Independent Contractors	34
19.9.	Injunctions	34
19.10.	Notices	34
19.11.	Entire Agreement	35
19.12.	Severability	35
19.13.	Waiver	35

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THIS AGREEMENT (“Agreement”), dated July 14, 2021 (the “Effective Date”), is

BETWEEN:

Paratek Pharmaceuticals, Inc., a company having a place of business at 1000 First Avenue, Ste. 200, King of Prussia, PA 19406, USA (“Customer”)

AND:

CARBOGEN AMCIS AG, a company having a place of business at Hauptstrasse 171, CH 4416 Bubendorf, Switzerland (“Supplier” and, collectively with Customer, the “Parties”, and each, a “Party”).

WHEREAS:

A.Customer is the owner of certain technology and patent rights regarding the Product (as defined herein) having the description set out in Exhibit A and Exhibit B;

B.Customer has received approval with the United States Food and Drug Administration and/or its foreign equivalents, an Investigational New Drug Application (“IND”) and a New Drug Application (“NDA”), or the foreign equivalents thereof, for certain formulations containing the Product;

C.Supplier is engaged in the business of performing contracted process development, Manufacturing and supply services of active pharmaceutical ingredients (“APIs”) and intermediates; and

D.Customer desires that Supplier Manufacture the Product in bulk quantities and Supplier desires to perform such services, each on the terms and conditions set out in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article 1Interpretation

1.1.Definitions

In this Agreement, in addition to words and phrases defined where they are used, the following words and phrases shall have the following meanings:

(a)“Affiliate” of a Party shall mean any entity, directly or indirectly, controlling, controlled by, or under common control with a Party. For purposes of this definition, “controlling” (including, “controlled by” and “under common control”) shall mean: (i) ownership of at least fifty percent (50%) of the equity capital or other ownership interest in or of an entity; (ii) the power to control or otherwise direct the affairs of an entity; (iii) in the case of non-stock organizations, the power to control the distribution of profits of an entity; or (iv) such other relationship as, in fact, results in actual control over the management, business, and affairs of an entity;

(b)“Agreement” means this Supply Agreement for the Product, including all Exhibits attached hereto, and as set forth in the recitals hereto;

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(c)“[***]” shall have the meaning set forth in Section 3.9;

(d)“API” shall have the meaning set forth in the recitals hereto;

(e)“Applicable Law” means any applicable law, statute, rule, regulation, order, judgment or ordinance of any governmental or regulatory authority or agency;

(f)“Applicable Regulatory Authority” means FDA, EMEA or other equivalent governmental or regulatory authorities or agencies and any successors thereto;

(g)“Backup Supplier” shall have the meaning set forth in Section 3.12;

(h)“Base Exchange Rate” shall have the meaning set forth in Section 9.1(b);

(i)“Batch” means, with respect to a Product, a discrete output or isolation from a set of unit operations described in the then-current batch record instructions for such Product. The batch size for each Product shall be related to the capacity of a given equipment train and is dependent on the maximum utilization of the bottle-neck reactor and vessel. As of the Effective Date, the initial batch size for the Product will be approximately [***] (as specified in Exhibit C)]. The initial batch size may be adjusted from time to time upon mutual agreement of the Parties.

(j)“Binding Forecast” shall have the meaning set forth in Section 4.1;

(k)“Business Day” means any day on which banking institutions in Boston, Massachusetts and Bubendorf, Switzerland are open for business;

(l)“Campaign” means a schedule of one or more discrete batches of Product Manufactured in sequence by Supplier without pausing to change over to manufacture of any other product;

(m)“cGMP Requirements” means the current Good Manufacturing Practices standards required under ICH Q7A guideline or any similar standards of applicable governmental or regulatory authorities as defined in the Quality Agreement;

(n)“Change of Control” means any transaction or series of transactions wherein (i) the voting securities of Supplier outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such transaction or transactions; (ii) the stockholders or equity holders of Supplier approve a plan of complete liquidation of Supplier, or an agreement for the sale or disposition by Supplier of all or substantially all of Supplier’s assets, other than to an Affiliate; (iii) a Third Party becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of Supplier; or (iv) substantially all of Supplier’s business or assets which relate to this Agreement are sold or otherwise transferred to a Third Party;

(o)“Chemical Synthesis” means established and reliable execution of chemical reactions in order to produce the Product by applying chemical and physical manipulations usually involving one or more reactions;

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(p)“Confidential Information” means all written information and data provided by the Parties to each other hereunder or under the Outsourcing Agreement and identified as being “Confidential” and provided to the recipient, except that the term “Confidential Information” shall not apply to any information or any portion thereof which:

(i)was known to the recipient or any of its Affiliates, as evidenced by its written records, before receipt thereof under this Agreement;

(ii)is disclosed to the recipient or any of its Affiliates, without obligations of confidentiality, during the Term by a Third Party who has the right to make such disclosure;

(iii)is or becomes part of the public domain through no breach of this Agreement by the recipient; or

(iv)the recipient can demonstrate through competent written records is independently developed by or for the recipient or any of its Affiliates by individuals or entities who have not had access to the information disclosed under this Agreement;

Confidential Information may include, without limitation, data, know-how, formulae, processes, designs, sketches, photographs, plans, drawings, specifications, samples, reports, studies, data, findings, inventions, ideas, production facilities, machines, production capacities, prices, market share, research and development projects, and other market data. For the purposes of this Agreement, Master Batch Record shall be deemed the Confidential Information of Customer and the Product Specifications shall be deemed the Confidential Information of Customer;

(q)“Correspondence” shall have the meaning set forth in Section 19.10;

(r)“Customer” shall have the meaning set forth in the recitals hereto;

(s)“Customer Licensee” means any Third Party to whom Customer grants a license or a right to research, develop, make, have made, use, sell, have sold, import, export or otherwise exploit a Product or Customer Product;

(t)“Customer Material” means the compound satisfying the Customer Material Specification;

(u)“Customer Material Specifications” means the specifications for the Customer Material set forth in the Quality Agreement, as such may be amended from time to time in accordance with its terms;

(v)“Customer Product” means any pharmaceutical product owned, controlled or sold by Customer, its Affiliates or Customer Licensees that incorporates or is derived from a Product;

(w)“Customer Technology” means:[***]

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(x)“Drug Master File” means a submission to the Applicable Regulatory Authority that provides detailed information about facilities, processes or articles used in the Manufacture, processing, packaging and storing of a drug or excipient, among others, in order to obtain appropriate Applicable Regulatory Authority approval for the production for that drug;

(y)“Effective Date” shall have the meaning set forth in the recitals hereto;

(z)“EMEA” means the European Medicines Agency and any successors thereto;

(aa)“Facilities” or “Facility” shall have the meaning set forth in Section 3.1(a);

(bb)“FDA” means the United States Food and Drug Administration and any successors thereto;

(cc)“FD&C Act” means the Federal Food, Drug and Cosmetic Act, as the same may be amended or supplemented from time to time;

(dd)“Fees” means the fees specified in Exhibit C, as may be amended by the Parties in accordance with this Agreement;

(ee)“Improvements” means, in relation to any Intellectual Property, any and all versions, adaptations, modifications, improvements, enhancements, changes, revisions, translations and derivative works (whether complete or incomplete), of, to, in or based upon such Intellectual Property;

(ff)“IND” shall have the meaning set forth in the recitals hereto.

(gg)“Indemnified Party” shall have the meaning set forth in Section 14.3;

(hh)“Indemnifier” shall have the meaning set forth in Section 14.3;

(ii)“Indemnitee” shall have the meaning set forth in Section 14.4;

(jj)“Initial Term” shall have the meaning set forth in Section 2.1;

(kk)“Intellectual Property” means anything that is protected by any Rights in and to any and all patents, trade-marks, copyrights, industrial designs, Confidential Information, know-how and processes, and all other intellectual and industrial property Rights whatsoever and world-wide (whether registered or unregistered and including Rights in any application for any of the foregoing);

(ll)“Inventions” shall have the meaning set forth in Section 11.4;

(mm)“Latent Defect” shall have the meaning set forth in Section 8.1;

(nn)“Manufacture,” “Manufactured” or “Manufacturing” means all activities involved in the production of the Product to be supplied to Customer or its Affiliates hereunder, including the preparation, formulation, finishing, testing, storage and packaging for shipment of Product and the handling, storage and disposal of any residues or wastes generated thereby;

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(oo)“Manufacturing Process” means the activities set out in (i) this Agreement, (ii) the Master Batch Record and (iii) Supplier’s standard operating procedures for the Manufacturing, characterization and testing, and bulk packaging and storage of the Product;

(pp)“Master Batch Record” means the complete detailed Manufacturing and control instructions and specifications for the Manufacturing Process for the Product, as defined by the applicable validation protocol and cGMP Requirements, as may be amended from time to time; in accordance with cGMP Requirements, or by mutual agreement of both Customer and Supplier;

(qq)“Materials” means any and all materials, reagents, chemicals, compounds, physical samples, models, specimens and any other similar physical substances that are used in the Manufacture of the Product except for Customer Materials, including processes and activities leading up to and peripheral to the Manufacture of the Product;

(rr)“Maximum Production Capacity” shall have the meaning set forth in Section 3.4;

(ss)[***] shall have the meaning set forth in Section 3.1(c);

(tt)“NDA” shall have the meaning set forth in the recitals hereto;

(uu)“Notice of Rejection” shall have the meaning set forth in Section 8.1;

(vv) “Out Of Specification” shall have the meaning set forth in Section 8.1;

(ww)“Outsourcing Agreement” means the Outsourcing Agreement by and between Customer and Supplier, dated as of December 30, 2016, as amended by the first amendment to the Outsourcing Agreement, dated as of December 18, 2018;

(xx)“Parties” or “Party” shall have the meaning set forth in the recitals hereto;

(yy)“Product” means the compound product as described in Exhibit A and Exhibit B satisfying the Product Specifications;

(zz)“Product Specifications” means the specifications for the Product set forth in the Quality Agreement, as such may be amended from time to time in accordance with its terms;

(aaa)“Purchase Order” shall have the meaning set forth in Section 6.1;

(bbb)“Quality Agreement” shall mean that certain Quality Technical Agreement Relating to Drug Substance Commercial Contract Manufacturing Services by and between Customer and Supplier, dated as of February 25, 2019 and as amended from time to time;

(ccc)“Recall” means any action by Supplier, Customer or any of their respective Affiliates, to recover possession of the Product or finished products

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containing the Product shipped to Third Parties. “Recalled” and “Recalling” shall have comparable meanings;

(ddd)“Renewal Term” shall have the meaning set forth in Section 2.1;

(eee)“Rights” shall mean any and all proprietary, possessory, use and ownership rights, titles and interests (whether beneficial or legal) of all kinds whatsoever, howsoever arising, world-wide and whether partial or whole in nature;

(fff)“Rolling Forecast” shall have the meaning set forth in Section 4.1;

(ggg)“Scope of Work” shall have the meaning set forth in Section 6.6;

(hhh)“Seizure” means any action by an Applicable Regulatory Authority in any jurisdiction, to detain or destroy any Product or any intermediate or finished products containing the Product or prevent release of the Product or finished products containing the Product. “Seized” and “Seizing” shall have comparable meanings;

(iii)“Services” refers to any activities undertaken by Supplier relating to the Product, as referenced in Section 6.6;

(jjj)“Steering Committee” shall have the meaning set forth in Section 7.4;

(kkk)“Supplier” shall have the meaning set forth in the recitals hereto;

(lll)“Supplier Employees” shall have the meaning set forth in Section 12.5(a);

(mmm)“Supplier Representatives” shall have the meaning set forth in Section 14.1;

(nnn)“Supplier Technology” means, to the extent such is not Customer Technology:[***]

(ooo)“Taxes” shall have the meaning set forth in Section 9.3;

(ppp)“Term” means the Initial Term and the Renewal Term, if applicable;

(qqq)“Territory” means the United States of America and its territories and possessions and any other countries in the world added to the definition of “Territory” pursuant to Section 3.10;

(rrr)“Third Party” means any party other than a Party to this Agreement or an Affiliate of a Party to this Agreement;

(sss)“[***]” shall have the meaning set forth in Section 11.7;

(ttt)“[***]” shall have the meaning set forth in Section 11.7;

(uuu)“[***]” shall have the meaning set forth in Section 11.7;

(vvv)“[***]” shall have the meaning set forth in Section Error! Reference source not found.;

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(www)“Yield” means, with respect to any Batch of Product Manufactured by Supplier under this Agreement, a percentage equal to the amount of Omadacycline Tosylate in kg contained in such Batch of Product delivered and accepted by Customer under this Agreement divided by the amount of Omadacycline crude (corrected by assay) used in the Manufacturing Process of such Batch of Product.

1.2.Other Definitions

Any words defined elsewhere in this Agreement shall have the particular meaning assigned to the words.

1.3.Currency

In this Agreement, all references to money or payments means Swiss francs (CHF) or U.S. dollars (USD), as applicable (see Section 9.1 for further details).

1.4.Headings

The headings in this Agreement are solely for convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

1.5.Exhibits

The Exhibits attached hereto shall be deemed to form an integral part of this Agreement. In the event of a conflict between the terms and conditions set out in this Agreement and the terms and conditions set out in any Exhibit hereto, the terms and conditions set out in this Agreement shall govern.

1.6.Applicable Law

This Agreement shall be governed by and construed in accordance with the substantive laws of the [***], excluding any rules of conflicts of laws that would apply the substantive laws of any other jurisdiction.

1.7.Appendix Terms

Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree to comply with any covenants set forth in Appendix A. The Parties further acknowledge and agree that any representations and warranties set forth in Appendix A are true and correct as of the Effective Date of this Agreement. The provisions in Appendix A will control over the other provisions in this Agreement to the extent of any conflict.

Article 2Term

2.1.Term

This Agreement shall commence on the Effective Date and shall continue for a period of [***] (the “Initial Term”), unless earlier terminated in accordance with the terms of this Agreement. Should either Party fail to notify the other at least [***] in advance of the termination date (either after the Initial Term or a Renewal Term) of their intention to terminate the Agreement, then the Agreement shall automatically renew for another [***] period (unless otherwise mutually agreed by the Parties or earlier terminated pursuant to Section 18.1) (each [***] renewal, a “Renewal Term”). For the avoidance of doubt, [***].

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2.2.Effect of Expiration on Purchase Orders

For the avoidance of doubt, any signed Purchase Order which has not been completed at the date of expiry shall continue in effect unless cancelled in accordance with Section 6.4 or Article 18. For further avoidance of doubt, the terms and conditions of this Agreement shall remain applicable to any such signed Purchase Order which continues in effect.

Article 3Supply of Product

3.1.Supply of Product

(a)During the Term, Supplier shall Manufacture the Product and perform all Services at its facilities located at Bubendorf, Switzerland, Aarau, Switzerland and at Hunzenschwil, Switzerland  (such facilities, the “Facilities” and each, a “Facility”). Supplier shall supply to Customer or Customer’s designee, the Product, Manufactured in accordance with the accepted Purchase Order placed by Customer, Master Batch Record, the Product Specifications, the Quality Agreement and cGMP Requirements and, subject to Section 3.1(b), in such quantities as ordered by Customer in Purchase Orders submitted pursuant to Section 6.1 and accepted pursuant to Section 6.2.

(b)The Product manufactured and delivered to Customer by Supplier under this Agreement may be [***].

(c)[***]

(d)The Parties shall, on an annual basis beginning on [***] of the Effective Date, during the Steering Committee meetings held pursuant to Section 7.4, [***].

(e)In the event the Product Manufactured and delivered to Customer under a Purchase Order is more than [***] or if Customer otherwise reasonably requests, [***].

(f)For clarity, nothing in this Section 3.1 limits Supplier’s liability under this Agreement or under law, including liability for negligence, willful misconduct, or failure to comply with the Product Specifications.

3.2.Manufacturing Services

Supplier shall make available its labor, equipment and Facilities for use in Supplier’s Manufacture and characterization of the Product, including in-process and quality control analyses, release testing, stability testing (pursuant to Section 5.4), storage and bulk packaging of the Product, and shipping of the Product, in accordance with the terms and conditions of this Agreement.

3.3.Supply of Materials and Customer Material

(a)Materials

(i)Supplier shall, at its cost, be responsible for the purchase, planning, supply, control, testing, release and compliance of all Materials (other than Customer Materials unless expressly otherwise set forth in this Agreement) required for the Manufacture of the Product and performance of Services under accepted Purchase Orders.

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(ii)Supplier shall ensure that all Materials (other than Customer Material unless expressly otherwise set forth in this Agreement) used in the Manufacture of the Product and performance of Services shall comply with the specifications mutually agreed by the Parties in writing and applicable requirements of the Quality Agreement.

(iii)Supplier shall test and inspect all Materials as set forth in the Quality Agreement and Supplier’s standard incoming inspection and testing procedures, which at a minimum shall include appearance and identity testing.

(b)Customer Material

(i)Customer or its designee (for which Customer is responsible) shall, at its cost, be responsible for the planning, supply, control, testing, release and compliance of all Customer Materials supplied to Supplier that are required for the Manufacture of the Product and performance of Services under accepted Purchase Orders. Customer shall ensure that all Customer Materials meet the Customer Material Specifications.

(ii)Customer or its designee (for which Customer is responsible) shall, at its cost, be responsible for the qualification of suppliers of Customer Materials.

(iii)Customer or its designee (for which Customer is responsible) shall ensure that all Customer Materials used in the Manufacture of the Product and performance of Services shall meet applicable requirements set forth in the Quality Agreement.

(iv)Supplier shall test and inspect all Customer Materials in accordance with the Quality Agreement and Supplier’s standard incoming inspection and testing procedures. Supplier shall also independently release Customer Materials (but Supplier shall not use any Customer Materials that have not also been released by Customer).

(v)Upon receipt of a Purchase Order from Customer, Supplier shall inform Customer of the latest delivery date required for Customer Materials [***]. Customer shall use commercially reasonable efforts to coordinate delivery of Customer Materials by that date according to [***]).

(vi)If Customer is unable to deliver Customer Materials by the date required by Supplier, this shall be promptly communicated to Supplier. Supplier shall use commercially reasonable efforts to reallocate capacity and accommodate the planned Campaign at a later date. [***]. Supplier shall be released from its obligation under the relevant Purchase Order and any associated penalties regarding delivery date for the corresponding Product. In the event of any such delay in the delivery of Customer Materials to Supplier, the Parties shall negotiate in good faith and agree upon a revised schedule for the supply of Product to Customer or its designee, which revised schedule shall be binding on Supplier in accordance with this Agreement.

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(vii)In the event that Customer Materials delivered to Supplier are found by Supplier to be non-conforming to the Customer Material Specifications at the time of delivery of such Customer Materials to Supplier and Customer challenges this finding, the Parties shall conduct a joint investigation. If Supplier and Customer are unable to resolve the issue of non-compliance then a sample of the relevant Customer Material shall be submitted to an independent laboratory reasonably acceptable to both Parties for testing against the Customer Material Specifications, and determination whether or not the Customer Material did not comply with the Customer Material Specifications at the time of delivery to Supplier. The test results of the independent laboratory testing shall be final and binding upon Customer and Supplier, [***]. In such event, except as set forth in Section 3.3(b)(vi), Supplier shall be released from its obligation with respect to the relevant Purchase Order and any associated penalties regarding a delayed delivery date for the corresponding Product under such Purchase Order. In the event that Customer delivers any such non-conforming Customer Materials, the Parties shall negotiate in good faith and agree upon a revised schedule for the supply of the Product to Customer or its designee, which revised schedule shall be binding on Supplier in accordance with this Agreement.

(viii)Customer shall provide Supplier with a Certificate of Analysis, a BSE/TSE statement and a Certificate of Compliance, data on the chemical and physical properties, toxicity, and handling, storing, and shipping information for any Customer Materials (MSDS or equivalent) and any other information that is necessary for the safe handling and transportation of Customer Materials. Customer shall update all of such information provided to Supplier after such updated information becomes available or known to Customer.

(ix)Customer shall hold title to any Customer Materials used in the Manufacture of the Product and performance of Services hereunder by Supplier. For the avoidance of doubt, title to the Product shall remain with Supplier until delivery of the Product to the carrier as set forth in Section 7.2(d).

Following receipt of Customer Materials from Customer and until the delivery of Product containing such Customer Materials, Supplier shall bear the risk of any loss of or damage to such Customer Materials resulting from [***]. Supplier shall retain exclusive control over Customer Materials and shall not transfer any portion of them to any Third Party without the prior written consent of Customer. Supplier shall identify Customer Materials at all times as Customer property and shall segregate same from other substances except as needed for the Manufacture of the Product and performance of the Services. Supplier shall not take any action inconsistent with Customer’s ownership interest in Customer Materials, including but not limited to, Supplier shall keep Customer Materials free and clear of any liens, encumbrances, or security interests resulting from the actions or omissions of Supplier or its Affiliates and, in the event of any such liens, encumbrances, or security interests, Supplier shall promptly remove the same at its sole expense.

3.4.Production Capacity

Supplier agrees to provide to Customer all such facility and Manufacturing capacity to perform the Manufacturing Process as required to meet the Product requirements as described in the

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then-current Rolling Forecast (as defined below). Supplier agrees that it shall provide to Customer at least [***] prior written notice of any scheduled shutdown at any Facility that may impact Supplier’s ability to Manufacture and timely deliver the Product to Customer under this Agreement, [***].

As of the Effective Date, Supplier agrees to make available to Customer a production capacity of [***] (the “Maximum Production Capacity”), unless the Parties otherwise mutually agree to increase such Maximum Production Capacity. The Maximum Production Capacity will be produced in [***] in accordance with the Rolling Forecasts (as defined below). The minimum Campaign size will be [***]. The Parties may mutually agree in accordance with the Rolling Forecast process set forth in Section 4.1 to increase the number of OMC Tosylate or OMC Base Batches in a given campaign in the event additional capacity is available. In this case, the Parties shall discuss a potential revised cost per kilogram commensurate with the agreed upon campaign size, if applicable.

For the avoidance of doubt, Customer shall [***] but shall not be required to purchase an amount of Product equal to the Maximum Production Capacity in any calendar year during the Term of this Agreement.

3.5.Processing Changes

(a)Supplier shall not make any material changes to the Manufacturing Process, starting materials, the Master Batch Record or Product Specifications for the Manufacture of the Product except in accordance with the Quality Agreement. For clarity, formatting changes in the documentation related to the Master Batch Record shall not be deemed a “material” change under this Section 3.5(a).

(b)Customer (or Supplier, if changes are necessitated by Applicable Law) may request reasonable changes to the Manufacturing Process, the Master Batch Record, the Product Specifications, storage, testing or analytical methods or any starting materials for the Manufacture of the Product[***]. The notice of any such change by Customer shall comply with the cGMP documentation system and standard operating procedures maintained by Supplier at the Facilities. No material modifications or additions to the machinery, equipment and other fixed assets used by Supplier in the Manufacture and supply of the Product to Customer shall be required without the consent of Supplier, which consent may be granted or withheld in Supplier’s sole discretion.

(c)In the event of a change to the Manufacturing Process, the Master Batch Record or the Product Specifications, the relevant documents and related Exhibits to this Agreement shall be revised accordingly.

(d)All operational Master Batch Records and standard operating procedures utilized by Supplier are in the German language. Any requirement by Customer for translation of such records shall be billed at cost.

3.6.Monitoring of Facilities

Customer shall have the right to have a representative present at each Facility to observe the performance of the Manufacturing Process by Supplier during normal business hours with at least [***] advance notice. Supplier shall have the right to reasonably restrict such observation access to prevent undue interference with Supplier’s business operations or compromise Supplier’s confidentiality obligations to Third Parties; provided, however,

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Customer’s observation access shall be absolute with regard to the Manufacturing Process for the Product. As such it is Supplier’s obligation to segregate Third Party documents and materials from Customer’s documents and materials and Customer shall not be restricted from observing any part of Customer’s Manufacturing Process and related documentation.

One performance observation of the Manufacturing Process every [***] shall be free of charge.

3.7.Subcontracting

Supplier shall obtain Customer’s prior written approval, in accordance with the Quality Agreement, to use a subcontractor to perform services under this Agreement, such approval not to be unreasonably withheld, conditioned or delayed. Any and all such contractors shall perform such services in accordance with the terms and conditions of this Agreement, and Supplier shall remain liable for the performance of its obligations under this Agreement. Supplier may use the Third Party suppliers set forth in Schedule 4 of the Quality Agreement for such specific activities set forth opposite their respective name(s) in such Schedule. It is hereby agreed that Customer may authorize the use of additional Third Party suppliers under this Agreement in accordance with the Quality Agreement. Supplier agrees to use the Third Party suppliers identified, as applicable, in Schedule 4 of the Quality Agreement as the exclusive suppliers of starting materials for the Product Manufacturing Process and any deviation from said supply sources requires the prior written approval of Customer, in accordance with the Quality Agreement, such approval not to be unreasonably withheld, conditioned or delayed.

3.8.[***]

3.9.[***]

3.10.Territory Expansion

At any time during the Term, Customer may provide written notice to Supplier of its intent to expand the Territory under this Agreement to include one or more additional countries or territories. Promptly following such notification, the Steering Committee shall meet to discuss any expansion of Supplier’s Manufacturing capabilities necessitated by such expansion in accordance with clause (b) of Section 7.4 and the Parties shall execute an amendment that (a) amends the definition of “Territory” under Section 1.1(qqq) to include such additional countries or territories and (b) modifies the provisions of this Agreement as necessary in order to reflect the regulatory requirements of such additional countries or territories. For clarity, neither Party shall be obligated to amend the definition of Territory at any point during the Term.

3.11.Supply to Customer Licensees

In the event Customer delivers a written request to Supplier requesting that Supplier engage in negotiations with a Customer Licensee on the terms of a definitive agreement pursuant to which Supplier would Manufacture and supply Product to such Customer Licensee or a designee of a Customer Licensee, Supplier shall use commercially reasonable good faith efforts to negotiate and execute such agreement on substantially the same terms of this Agreement (including pricing, orders, forecasting, delivery, non-conformance, failure to supply, term and termination).

3.12.Alternative Supply

CONFIDENTIAL

At any time during the Term, Customer may elect to qualify one (1) or more alternative Manufacturing facilities (whether owned by a Third Party, Customer or by one of Customer’s Affiliates) to Manufacture the Product (each, a “Backup Supplier”). Customer shall be responsible for any costs associated with qualifying Backup Suppliers. Supplier shall use commercially reasonable efforts to cooperate with the qualification of any Backup Supplier, including (a) technology transfer of all Supplier Technology necessary or useful for the Manufacture of the Product; provided that, to the extent that such technology and know-how constitutes Confidential Information of Supplier, it shall be subject to the provisions of Article 12 and Customer’s designated alternative supplier shall be required to enter into a confidentiality agreement with Supplier containing substantially the same terms as Article 12 and (b) providing Customer and any Backup Supplier with consulting services related to the Manufacture, quality control and quality assurance of the Product. Any work related to technology transfer or qualification of a second supplier shall be considered as Services under this Agreement as described in Section 6.6  For the avoidance of doubt, Supplier shall first prepare a customary Scope of Work describing the Services to be performed and the costs to Customer for the approval of Customer. No Services shall be commenced by Supplier unless (i) a customary Scope of Work relating to such Services has been agreed, executed and delivered by both Supplier and Customer; and (ii) a Purchase Order has been issued by Customer and accepted by Supplier relating to such Services, which Purchase Order references the specific Scope of Work and this Agreement. In case of disagreement on any Scope of Work, the Parties shall enter into good faith negotiations to reach a mutually satisfactory resolution with respect to such Scope of Work.

Article 4Forecasts

4.1.Rolling Forecasts

Commencing within [***] from the Effective Date, Customer shall provide to Supplier on a calendar quarterly basis on or before the last Business Day of each calendar quarter during the Term, a rolling forecast for a [***] to [***] period commencing on the first day of the following calendar month (each, a “Rolling Forecast”). Supplier will review and respond to each Rolling Forecast within [***] of receipt. If Supplier does not accept a Rolling Forecast within such [***], then the Parties will discuss and agree upon a new Rolling Forecast. Each Rolling Forecast shall set out Customer’s reasonable and genuine estimate of the quantities of the Product to be ordered by Customer and to be delivered by Supplier under this Agreement for the following [***] to [***]. The first [***] of each Rolling Forecast shall be binding firm purchase orders by Customer (each, a “Binding Forecast”) and the remainder of each Rolling Forecast shall be non-binding, good faith estimates.

4.2.Supplier Commitment

Supplier shall use the mutually agreed [***] to [***] forecasts that Customer provides on a rolling basis to plan Campaigns during the applicable Rolling Forecast period. Any requested increase in supply of the Product in excess of the Maximum Production Capacity of Supplier is subject to mutual agreement of the Parties. The Parties acknowledge and agree that any placeholders for Supplier to reserve capacity for the Manufacture and supply of the Product for Customer shall be set forth in the Rolling Forecasts, which shall be prepared based on Customer’s assessment of its supply needs at the time and consistent with the Maximum Production Capacity of Supplier, and Supplier shall reserve such requested capacity for Customer. Customer may request to reschedule the timing of production from time to time in accordance with the Binding Forecast and Supplier shall use its commercially reasonable efforts to comply with the delivery schedule.

CONFIDENTIAL

For the avoidance of doubt, any request to reschedule the timing of a production within the Binding Forecast will be considered a cancellation and subject to the terms of Section Error! Reference source not found..

Article 5Testing and Samples

5.1.Release Testing

(a)Supplier shall perform release testing of all Batches of Product prior to delivery to Customer in accordance with the Quality Agreement, Product Specifications and the Master Batch Record, to determine whether such Batches of Product meet the requirements set out in the Product Specifications. Customer shall be responsible for the final release of Product prior to shipping and further processing.

(b)Supplier shall ensure that:

(i)its quality assurance department approves each Batch of Product for release promptly following successful completion of release testing done by its quality control department (in this Section 5.1(b)(i) “promptly” means [***]); and

(ii)release of any Batch of Product does not occur without the prior written approval of Customer in accordance with the Quality Agreement. Customer shall not unreasonably withhold or delay such approval.

(c)Supplier shall prepare a Certificate of Analysis and Certificate of Conformance (in forms set out in Exhibit D), setting out the results of the release testing and which shall be included with each Batch of Product shipped to Customer.

(d)Customer shall have the right to oversee the activities set forth in this Section 5.1 in accordance with the Quality Agreement.

5.2.Additional Release Testing

Customer reserves the right to conduct, in its sole discretion and at its expense, additional analytical testing on the Product.

5.3.Retention Samples

Supplier shall retain and store in accordance with cGMP Requirements, Applicable Law and Supplier’s internal quality standard operating procedures, retention samples of each Batch of Product Manufactured under this Agreement as set forth in the Quality Agreement.

5.4.Stability Testing

If requested by Customer, Supplier shall be responsible for performing annual stability testing of the Product and shall ensure that all such testing is performed in compliance with the applicable ICH regulations (e.g. follow-up stability studies of commercially used products). Costs associated with annual stability testing shall be quoted separately from commercial unit pricing under a separate Scope of Work or Purchase Order (subject to Section 6.6), as applicable.

5.5.Reference Standards

CONFIDENTIAL

If requested by Customer, Supplier shall be responsible for qualification and requalification of new reference standards. Costs associated with qualification and requalification of reference standards shall be quoted separately from commercial unit pricing under a separate Scope of Work or Purchase Order (subject to Section 6.6), as applicable.

Article 6Purchase Orders

6.1.Placement of Purchase Orders

Consistent with the [***] the Maximum Production Capacity and minimum Campaign size as set forth in Section 3.4, and the Binding Forecast as set forth in Section 4.1, Customer shall place purchase orders with Supplier, stating Customer’s required delivery data, anticipated delivery schedule and the anticipated Fees, in accordance with the Fee Schedule set out in Exhibit C, for each delivery of Product to be made under this Agreement (each, a “Purchase Order”). Purchase Orders must have at least [***] of lead time before anticipated delivery to allow sufficient time for Supplier’s planning, raw material purchases, production and release. Each Purchase Order shall constitute a firm, binding order, upon Supplier’s acceptance thereof in accordance with Section 6.2.

6.2.Acceptance of Orders

Supplier will acknowledge receipt of each Purchase Order and confirm the delivery date within [***] and shall use commercially best efforts to align with Customer’s expected delivery date. Supplier may reject any Purchase Order placed by Customer that is not placed in accordance with this Agreement by giving written notice (e-mail shall constitute written notice) to Customer within a reasonable time, not to exceed [***] after receipt of each Purchase Order, setting out the reason for such rejection. In the event Supplier does not respond within [***], such Purchase Order shall be considered accepted by Supplier. In the event the terms and conditions of this Agreement conflict with the terms and conditions of the Purchase Order, the terms and conditions of this Agreement shall take precedence unless otherwise agreed upon by the Parties.

6.3.Delays

If, after acceptance of a Purchase Order, Supplier is unable for any reason to supply quantities of the Product in accordance with the Purchase Order placed by Customer under Section 6.1 on the timelines set forth therein, Supplier shall inform Customer within [***] of becoming aware of its inability to supply the Product of the expected duration of such inability and shall keep Customer informed on a timely basis of developments during any such period of time. The Parties shall cooperate to expedite the scheduling of the resumption of Manufacture of the Product by Supplier when any such inability has been alleviated. In the event of any delay in delivery of Product from the delivery date on the applicable Purchase Order for such Product, if such delay is: [***].

6.4.Cancellation of Purchase Orders

In the event that Customer cancels all or part of a Purchase Order already accepted by Supplier, Supplier shall use best efforts to reallocate capacity and mitigate any resultant costs of such cancellation. Except as expressly set forth in Sections 3.4, 6.3 and 6.5 and 18.2(d), the following shall be charged to Customer:[***]

6.5.Material Failure of Supply

CONFIDENTIAL

If Supplier, for any reason, fails to supply at least [***] of Product ordered by Customer pursuant to valid Purchase Orders, in two successive campaigns, except as a result of a failure by Customer to provide Customer Materials (a) on the timeline required by this Agreement or (b) in accordance with the Customer Material Specifications during any period of [***] or longer beginning on the requested delivery date, in addition to and without limiting any other remedies available to Customer under Sections 3.12, 6.3 and 18.1, [***].

6.6.Services

From time-to-time during the Term, Customer may request that Supplier perform Services for Customer relating to the Product, including Services not directly performed in the Manufacture and supply of Product, for which Customer shall pay reasonable compensation to Supplier. The Parties shall negotiate reasonable costs for such Services. The Parties may mutually agree to adjust the Services or costs under any Scope of Work. Unless consented by Customer in advance in writing (with email being sufficient), which consent shall not be unreasonably withheld, Customer shall not be responsible for reimbursement of adjusted costs for Services under a Scope of Work. In the event that Supplier is willing to perform any such Services requested by Customer, Supplier shall first prepare a scope of work describing the Services to be performed and the costs to Customer for the approval of Customer (each a “Scope of Work”). No Services shall be commenced by Supplier unless (a) a Scope of Work relating to such Services has been agreed, executed and delivered by both Supplier and Customer; and (b) a Purchase Order has been issued by Customer and accepted by Supplier relating to such Services which Purchase Order references the specific Scope of Work and this Agreement.

Customer shall have the right to terminate any Scope of Work and corresponding Purchase Order for Services at any time on reasonable advance written notice to Supplier (without terminating this Agreement), in which case Customer shall be responsible for:[***]

Article 7Shipment of Product

7.1.Storage of Product

Supplier shall ensure that all Product held in storage is stored in accordance with the Product Specifications until shipped to Customer under this Agreement and that all storage areas meet cGMP Requirements. [***]

Should any Product, during storage, change chemical composition, then Supplier and Customer shall agree upon a plan for disposition of the Product, including possible disposal, re-processing, reworking or using the Product “as is.” For clarity, Supplier shall not commence any action set forth in the preceding sentence until such a plan has been agreed by Customer. The cost of re-processing or reworking the Product shall be borne by [***].

The cost of storage, monitoring (including any on-going analytical analysis), and insurance before shipment shall be borne by [***].

7.2.Release and Shipment of Product

(a)Supplier shall notify Customer by electronic transmission of each Batch of Product Manufactured by it under this Agreement in accordance with this Article 7 as soon as reasonably possible, and no later than [***], after Supplier’s quality assurance department approves the Batch for release following successful completion

CONFIDENTIAL

of the release testing procedures and Customer approves such Batch for release, pursuant to Section 5.1(b)(ii).

(b)Supplier shall pack and label shipping boxes and ship all orders of Product in a prompt and timely manner and in accordance with international transport guidelines and regulations, the Product Specifications, and Customer’s reasonable written instructions including, as applicable, for such shipment and the terms of this Agreement.

(c)Supplier shall not sell or otherwise dispose of any Product except in accordance with the terms and conditions of this Agreement.

(d)The Product shall be shipped [***]. All freight, applicable taxes (excluding any and all income taxes, employment taxes and the like incurred by Supplier), duties, express and delivery charges shall be for Customer’s account and shall not be subject to discount. Upon [***], delivery shall be deemed completed at which time risk of loss or damage and title to the Product shall pass to Customer.

7.3.Documentation

Supplier shall include with each shipment of Product shipped to Customer under Section 7.2:

(a)commercially appropriate documentation;

(b)a Certificate of Analysis and Certificate of Compliance in English for each Batch of Product included in the shipment, in the forms set out in Exhibit D; and

(c)a copy of any deviation or investigation reports concerning each Batch of Product shipped (to be sent separately from shipment as part of the Batch record documentation).

7.4.Steering Committee

The Parties agree to form a steering committee (the “Steering Committee”) to oversee their interactions under this Agreement as provided herein. Each Party shall name a mutually agreed upon equal number of representatives to the Steering Committee, which shall meet either in person or remotely (as mutually agreed) at least [***], or as otherwise mutually agreed by the Parties. The primary function of the Steering Committee is to ensure the ongoing communication between the Parties and discuss and resolve any issues arising under this Agreement. The Steering Committee shall in particular have responsibility for the following: (a) reviewing key metrics for the Product’s production and quality, and reviewing and monitoring any required remediation with respect to production and quality for the Product; (b) reviewing Supplier’s capacity and short-term and long-term planning for clinical and commercial supply of the Product, including anticipating any capacity shortfalls and discussing the cost allocation of investments required to increase capacity or improve efficiencies; (c) [***]; (d) reviewing and discussing draft Scopes of Work; (e) reviewing and determining whether to approve price adjustments, if any, in accordance with Section 9.2; (f) [***]; and (g) establishing resource priorities and resolving resource conflicts.

Article 8Acceptance of Shipments

8.1.Acceptance of Shipments

CONFIDENTIAL

Customer or its designees shall, within a period of [***] following the date of physical receipt of any shipment of Product from Supplier, inspect the Product for any shortages or any defects or deviations of the Product Specifications (“Out Of Specification”) that would be apparent from visual inspections and analysis of the Product. In the event that Customer is of the opinion that the Product is Out Of Specification at the time of delivery, Customer shall, within [***] after the date of physical receipt of Product, provide Supplier with a written notice to reject the Product (a “Notice of Rejection”), which shall include a description of the grounds for rejection and copies of test reports and testing methodology conducted on the Product, if any. However, with respect to any Out Of Specification Product which would not be apparent from a reasonable visual inspection and analysis on delivery, including in the case of any hidden defects, (a “Latent Defect”) such Notice of Rejection shall be provided to Supplier promptly after discovery of such Latent Defect.

The failure of Customer or its designees to notify Supplier of any Out Of Specification Product in the manner set forth herein above shall constitute confirmation of the acceptance thereof.

8.2.Dispute of Rejected Product

Supplier may, at its option, within [***] of receipt of any Notice of Rejection under Section 8.1, challenge the Notice of Rejection by delivering written notice thereof to Customer. In the event that Supplier challenges the Notice of Rejection, Customer and Supplier shall conduct a joint investigation. If Supplier and Customer are unable to resolve the issue of non-compliance then a sample of the Product shall be submitted to an independent laboratory reasonably acceptable to both Parties for testing against the Product Specifications, and determination whether or not the non-compliance may be caused by a fault on the part of Supplier. The test results of the independent laboratory testing shall be final and binding upon Customer and Supplier, and the fees and expense of such laboratory testing shall be borne entirely by the Party against whom such laboratory’s findings are made.

8.3.Remedies

(a)In the event Supplier fails to supply at least [***] of the units of Product ordered by Customer pursuant to a valid Purchase Order, at Customer’s option, Customer’s [***] remedy, except as otherwise set forth in this Agreement including in Sections 6.3 and 6.5, shall be for:[***]

(b)In the event that Customer issues a timely Notice of Rejection with respect to any Out Of Specification Product:[***]

The Party in possession of any rejected Product which does not comply with the Product Specifications or cGMP Requirements shall destroy, in accordance with all Applicable Law and in a manner to which Customer has given its prior written approval, all rejected Product in its possession, but only after the Parties have followed the procedures specified under Sections 8.2 and 8.3. No rejected Product shall be sold, reprocessed, salvaged, reclaimed or otherwise reused in any manner by Supplier or Customer without the prior written agreement of the Parties with the exception of use testing and analysis by Supplier or Customer in the investigating the cause of Product rejection. Representatives of the Party not performing the destruction shall be permitted to witness the destruction of the rejected Product under this Section 8.3.

Article 9Costs and Fees

9.1.Fees

CONFIDENTIAL

(a)Customer shall pay to Supplier, in respect of each Purchase Order placed by Customer, the applicable Fees as set forth in Exhibit C attached hereto for the Manufacture and supply of the Product in bulk quantities under this Agreement, in accordance with the terms of this Agreement.

(b)The pricing terms of the Agreement are subject to a foreign exchange rate price adjustment from the exchange between U.S. dollars and Swiss francs as reflected in the average of such exchange rate determined as of the time of the Effective Date (the “Base Exchange Rate”). In the event of any currency fluctuation of plus or minus [***] from the Base Exchange Rate between U.S. dollars and Swiss francs during each calendar year of the Term, then Supplier shall adjust the pricing terms for the Product based upon such currency fluctuation and such adjustment shall be based on a rate at the time of invoicing.

(c)Except as otherwise expressly provided in this Agreement, the Fees specified in each Purchase Order accepted by Supplier shall be full compensation for all Manufacturing and characterization activities and Materials in respect thereof. Customer shall make all requests for processing changes to be performed under this Agreement in writing under Section 3.5 and Supplier shall provide Customer a cost estimate for such work.

9.2.Adjustments to Fees

During the Term of this Agreement, either Party may request an increase or decrease of the Fees specified in Exhibit C no more than [***]; provided that such change in Fees shall be negotiated no later than [***] in which the request was made and shall take effect on [***] for which such Fee change is requested. For the avoidance of doubt, any request to increase or decrease of Fees made in [***] shall not take effect until [***] following the requested Fee change. Such change in Fees may be requested due to any of the following events:

(a)[***];

(b)any other cost adjustments mutually agreed to by the Parties via the Steering Committee.

Supplier shall make available to Customer records that substantiate any adjustment to Fees for a Product proposed by Supplier and Supplier shall provide Customer with any Customer records that provide evidence for an increase or decrease in Fees pursuant to subsection (a) of Section 9.2; such records to be considered Supplier’s Confidential Information hereunder.

For the avoidance of doubt, the Party proposing an adjustment in the Fees shall notify the other Party of the adjustment by delivering to the other Party at least [***] prior to the effective date of the Fees adjustment, written notice of the proposed adjustment. Said written notice shall specify the effective date as [***] in which the Fee adjustment becomes effective and the amounts for the adjusted Fees. On receipt of such request, the Parties shall seek in good faith to agree to an adjustment of the Fees via the Steering Committee, based on such reasonable and objective evidence. Each Party shall use its commercially reasonable efforts to mitigate any cost increase. The Fees for any Product ordered by Customer prior to the effective date of the Fees adjustment shall be the Fees existing on the date Customer placed the Purchase Order, as set out in the Purchase Order.

9.3.Taxes

CONFIDENTIAL

The Fees shall be exclusive of any taxes, customs duties, levies and other charges applicable to the supply of the Product under this Agreement (“Taxes”). Customer shall pay any Taxes and reimburse Supplier for any Taxes for which Customer is responsible but which have been paid by Supplier. Subject to compliance with laws, the Parties shall reasonably cooperate to eliminate or minimize the amount of any such Taxes imposed on the transactions contemplated in this Agreement. For clarity, Customer shall not be liable for any taxes incurred by the Supplier including, without limitation, income taxes, employment taxes, use taxes, and the like incurred by Supplier, or for any penalties or interest related to the failure of Supplier to collect sales, use, VAT or similar taxes.

Article 10Invoicing and Payment

10.1.Issuance of Invoices

Supplier shall, in accordance with Section 10.2, invoice Customer for each Purchase Order accepted under Section 6.2 as follows:

10.2.Invoice Contents

All invoices issued by Supplier under Section 10.1 shall show:

(a)the actual quantity of Product shipped;

(b)the lot number of each Batch of Product shipped;

(c)the Fees for the quantity of Product shipped, based on the Fees for the Product set out in the applicable Purchase Order; and

(d)the Purchase Order number placed by Customer for the Product shipped.

If a Purchase Order is in US Dollars (USD), then the applicable invoice will be made in US Dollars (USD) based upon pricing in Swiss franc (CHF). If a Purchase Order is in Swiss franc (CHF), then the applicable invoice will be made in Swiss franc (CHF). If Customer disputes for any reason with the amount of any invoice submitted by Supplier, Customer shall notify Supplier of such dispute within [***] after the date of the invoice, and the Parties shall promptly attempt to resolve the dispute. If Customer does not notify Supplier of any such dispute within such [***] period, such invoice shall be final and binding on Customer and Supplier, subject to the correction of mathematical errors.

10.3.Delay of Shipment

If Customer delays shipment of Product released by Supplier in accordance with Section 7.2, Supplier may issue its invoice under Section 10.1 on or after the release, with reference to the Product released under Section 10.2.

10.4.Payment of Invoices

Each invoice provided by Supplier to Customer under Section 10.1, to the extent accurate, shall be paid by Customer to Supplier within [***] after the date of the invoice to the extent that Customer does not reasonably dispute that portion of the invoice in good faith.

All payments shall be made in U.S. dollars by SWIFT bank transfer directly to the Supplier account as specified in the respective Purchase Orders.

CONFIDENTIAL

Article 11Intellectual Property

11.1.Title

(a)The Parties agree that, as between Customer and Supplier, each Party owns its respective Confidential Information, Customer owns all Rights in and to the Customer Technology, the Product(s) and its Chemical Synthesis and Supplier owns all Rights in and to Supplier Technology.

(b)Supplier shall not knowingly use in the Manufacturing Process any Intellectual Property protected by any patent or patent application licensed to Supplier by any Third Party, except with the prior written consent of Customer.

11.2.No Grant of Rights

Except as otherwise provided herein, neither Party hereto shall be deemed by this Agreement to have been granted any Rights of the other Party.

11.3.Grant of License by Customer

During the Term, Customer hereby grants to Supplier a paid-up, royalty-free, non-exclusive license, without the right to sublicense, to Customer’s Confidential Information and the Customer Technology reasonably necessary to Manufacture and supply to Customer the Product hereunder, but only for such purposes. The Parties agree that the license grant contained in this Section 11.3 is personal to Supplier only and shall be exercised by Supplier only, and Supplier agrees to make use of Customer’s Confidential Information and the Customer Technology only in accordance with this license and not to disclose any such Confidential Information or Customer Technology to any Third Party, except that nothing herein shall prevent Supplier from disclosing to its permitted subcontractors under confidentiality obligations at least as strict as those that bind Supplier under this Agreement, as necessary to perform Supplier’s obligations hereunder.

11.4.Ownership of Inventions

With respect to any ideas, innovations, Improvements or inventions (whether patentable or non-patentable) developed by Supplier during the Term of this Agreement and [***], the Parties agree that, as between Customer and Supplier, Customer shall own all Rights to such Inventions and may obtain patent, copyright, and other proprietary protection respecting such Inventions. Supplier agrees to promptly disclose any Inventions to Customer. Supplier agrees to assign (and cause its employees or permitted subcontractors to assign), and does hereby assign, any and all rights, title and interests of Supplier in, to or under any Inventions to Customer. [***]

11.5.Patents to Inventions

With respect to all Intellectual Property created or developed under this Agreement, [***].

11.6.No Use of Trademarks

Nothing contained herein shall give either Party any right to use any trademark of the other Party. All trademarks and service marks adopted by Customer to identify the Product or a Customer Product are and shall remain the property of Customer.

CONFIDENTIAL

11.7.[***]

Article 12Confidentiality & Publicity

12.1.Obligation of Confidentiality

It is contemplated that in the course of the performance of this Agreement each Party may, from time to time, disclose Confidential Information to the other. Each Party agrees:

(a)to keep and use in strict confidence all Confidential Information of the other Party that each Party acquires, sees, or is informed of, as a direct or indirect consequence of this Agreement and to not, without the prior written consent of the other Party, disclose any such Confidential Information or recollections thereof to any person or entity other than its corporate counsel, employees and contractors who are under an obligation of confidentiality on terms substantially similar to those set out in this Agreement, who have been informed of the confidential nature of the Confidential Information and who reasonably require such information in the performance of their duties under this Agreement;

(b)not to use, copy, duplicate, reproduce, translate or adapt, either directly or indirectly, any of the Confidential Information of the other Party or any recollections thereof for any purpose other than the performance of the Services and the Manufacture and characterization of the Product under this Agreement, without the other Party’s prior written approval;

(c)that all copies, duplicates, reproductions, translations or adaptations of any Confidential Information of the other Party permitted to be made hereunder shall be clearly labelled as Confidential; and

(d)to take all reasonable steps to prevent material in its possession that contains or refers to Confidential Information of the other Party from being discovered, used or copied by Third Parties and to use reasonable steps to protect and safeguard all Confidential Information of the other Party in its possession from all loss, theft or destruction.

Upon the termination of this Agreement, each Party shall promptly destroy or return all Confidential Information to the disclosing Party in accordance with Section 18.4.

12.2.Disclosure with Consent

A Party receiving Confidential Information may, with the written consent of the disclosing Party, disclose such Confidential Information to entities or persons other than its corporate counsel, employees and contractors, on such terms and conditions as the disclosing Party may specify.

12.3.Publicity

During the Term, the Parties agree that no press release, public announcement or publication regarding this Agreement or the relationship of the Parties (except to the extent that it may be legally required), shall be made unless mutually agreed to in writing prior to the release or dissemination of any such press release, public announcement or publication.

12.4.Disclosure Required by Law

CONFIDENTIAL

No provision of this Agreement shall be construed so as to preclude such disclosure of Confidential Information of the other Party as may be inherent in or reasonably necessary to the securing from any governmental agency of any necessary regulatory approval or license. To the extent required by legal process, subpoena, warrant, or court order, either Party may disclose Confidential Information only to the extent required to comply with said legal proceeding, provided that the Party obligated to make such disclosure shall, when lawfully permissible, provide reasonable prior notice the other Party so as to allow the other Party to take steps to oppose or limit the required disclosure.

12.5.Employee Confidentiality and Invention Assignment.

(a)Supplier acknowledges and agrees that, with respect to any past or current employee, staff, contractor, subcontractor or other agent of Supplier or its Affiliates who has conducted services or activities related to the development, manufacture or supply of the Product for or to Customer (collectively, the “Supplier Employees”), Supplier or its Affiliate has entered into a binding written arrangement(s) with each such Supplier Employee that requires: (i) that such Supplier Employee shall, at a minimum, keep the Confidential Information of Customer confidential and only use such Confidential Information to conduct permitted activities for Customer under Supplier’s employment; and (ii) that such Supplier Employee assign to Supplier all of its right, title and interest in and to any inventions (including, without limitation, know-how, improvements, ideas, information, materials and processes) and all intellectual property rights therein that such Supplier Employee, alone or jointly with others, conceives, develops or reduces to practice during their period of employment or work with Supplier or its Affiliate.

(b)Supplier further covenants and agrees that, (i) with respect to any future Supplier Employee, Supplier or its Affiliate shall enter into a binding written arrangement with such Supplier Employee as set forth in Section 12.5(a) and (ii) with respect to any binding written arrangement referred to in this Section 12.5(b) or Section 12.5(a), Supplier shall enforce, to the fullest extent permitted under Applicable Law, the terms and provisions of such arrangement.

12.6.Duration of Obligation

Unless otherwise agreed by the Parties in writing, the obligations of the Parties relating to Confidential Information set out in this Article 12 shall survive the termination of this Agreement for a period of [***].

Article 13Representations, Warranties and Covenants

13.1.Supplier’s Representations, Warranties and Covenants

Supplier hereby represents, warrants and covenants to Customer as follows:

(a)Supplier has been duly organized and is validly subsisting and in good standing in its jurisdiction of organization and has the power to carry on the business as now being conducted by it;

(b)the execution, delivery and performance of this Agreement by Supplier have been duly authorized by all requisite corporate action and do not require any shareholder action or approval;

CONFIDENTIAL

(c)Supplier has the right and authority to enter into this Agreement and perform its obligations hereunder, and this Agreement is a legal and valid obligation binding upon Supplier and enforceable in accordance with its terms;

(d)Supplier has not made and shall not make any commitments to Third Parties inconsistent with or in derogation of Supplier’s obligations under this Agreement and Supplier is to its knowledge not subject to any obligations that would prevent it from entering into or carrying out its obligations under this Agreement, and Supplier’s compliance with the terms and provisions hereof does not and shall not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a Product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or by-laws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

(e)Supplier shall comply with all Applicable Law relating to its activities under this Agreement;

(f)all Product delivered to Customer under this Agreement shall have been Manufactured, stored and shipped in a competent fashion in accordance with the Master Batch Record, the Product Specifications, this Agreement, the Quality Agreement, Applicable Law and cGMP Requirements by qualified personnel and, to Supplier’s knowledge, shall be free from defects;

(g)the Facilities, including equipment, systems, utilities and services, complies with cGMP Requirements for the Manufacture of the Product under this Agreement;

(h)the Facilities and Supplier’s procedures and processes in the Facilities are in compliance with Applicable Law, including applicable environmental, health and safety requirements, for the Manufacture of the Product under this Agreement;

(i)Supplier does not, at any time from and after the Effective Date, retain or use the services of (i) any person debarred under 21 U.S.C. § 335a or (ii) any person who has been convicted of a crime as defined under the FD&C Act, in each case in any capacity associated with or related to the Manufacture or supply of Product or any service rendered to Customer under this Agreement or the Quality Agreement;

(j)all Product supplied by Supplier under this Agreement shall be delivered by it free and clear of any security interests, liens, claims, pledges or encumbrances of any kind or nature except for such as are created by Customer; and

(k)all records and reports required to be maintained by Supplier under cGMP Requirements shall be accurate and complete in all material respects.

In no event shall Customer seek to recover a refund for, or replacement to, an Out Of Specification Product due to Supplier’s breach of Sections 13.1(f), 13.1(g) or 13.1(h) except pursuant to Article 8.

13.2.Customer’s Representations, Warranties and Covenants

Customer hereby represents, warrants and covenants to Supplier as follows:

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(a)Customer has been duly organized and is validly subsisting and in good standing in its jurisdiction of organization and has the power to carry on the business as now being conducted by it;

(b)the execution, delivery and performance of this Agreement by Customer have been duly authorized by all requisite corporate action and do not require any shareholder action or approval;

(c)Customer has the right and authority to enter into this Agreement and perform its obligations hereunder, and this Agreement is a legal and valid obligation binding upon Customer and enforceable in accordance with its terms;

(d)Customer has not made and shall not make any commitments to Third Parties inconsistent with or in derogation of Customer’s obligations under this Agreement and Customer is not subject to any obligations that would prevent it from entering into or carrying out its obligations under this Agreement, and Customer’s compliance with the terms and provisions hereof does not and shall not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a Product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or by-laws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

(e)Customer shall comply with all Applicable Law relating to its activities under this Agreement; and

(f)to Customer’s knowledge, [***].

13.3.No Other Warranty

THE WARRANTIE SET OUT IN SECTIONS 13.1 AND 13.2 ARE THE SOLE WARRANTIES MADE BY EITHER PARTY TO THE OTHER AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY DISCLAIM ANY AND ALL OTHER WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE PRODUCT OR ANY OTHER MATERIALS OR SERVICES TO BE SUPPLIED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13.4.No Consequential Damages and Limitation of Liability

(a)Consequential Damages. EXCEPT FOR [***], IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL OR INDIRECT DAMAGES, OR LOST PROFITS, HOWEVER CAUSED, REGARDLESS OF WHETHER SUCH CLAIM IS BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT OR OTHER THEORY. THIS LIMITATION SHALL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

(b)Limitation of Liability.

(i)EXCEPT AS SET FORTH BELOW IN SECTION 13.4(b)(ii) AND SECTION 13.4(b)(iii), IN NO EVENT SHALL SUPPLIER’S LIABILITY,

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HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, BE GREATER THAN, PER CLAIM OR SERIES OF CLAIMS ARISING FROM THE SAME CAUSE OF ACTION, [***].

(ii)WITH RESPECT TO [***], IN NO EVENT SHALL A PARTY’S LIABILITY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, BE GREATER THAN, PER CLAIM OR SERIES OF CLAIMS ARISING FROM THE SAME CAUSE OF ACTION, [***].

(iii)WITH RESPECT TO [***], IN NO EVENT SHALL SUPPLIER’S LIABILITY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, BE GREATER THAN, PER CLAIM OR SERIES OF CLAIMS ARISING FROM THE SAME CAUSE OF ACTION, [***].

(iv)[***]

Article 14Indemnification

14.1.Indemnification of Supplier

Customer shall indemnify, defend and hold harmless Supplier and its officers, directors, agents, servants and employees against any and all actions, claims, demands, proceedings, suits, losses, damages, costs and expenses (including reasonable legal fees) of Third Parties (in this Article 14, “Claims”) (including Claims for personal injury or death) to the extent such Claims result from or arise out of [***], except, in each case of clause (a) and (b), to the extent Supplier has an obligation to indemnify Customer pursuant to Sections 14.2 or 14.3.

14.2.Indemnification of Customer

Supplier shall indemnify, defend and hold harmless Customer and its Affiliates and Customer Licensees, and their respective officers, directors, agents, servants, employees and consultants against any and all Claims (including Claims for personal injury or death) to the extent such Claims result from or arise out of [***], except, in each case of clause (a) and (b), to the extent Customer has an obligation to indemnify Supplier pursuant to Sections 14.1 or 14.3.

14.3.[***]

[***]

14.4.Indemnification Procedure

The indemnities contained in this Article 14 shall be conditional on compliance with the terms and conditions set out in this Section 14.4.  The indemnifying Party shall have the option to defend, contest, or otherwise protect against any such Claims at its own cost and expense provided that the party seeking indemnification (the “Indemnitee”) regarding any such Claims gives written notice to the indemnifying Party promptly after receiving notice of said Claims. If the indemnifying Party chooses to defend Claims, the Indemnitee may, but shall not be obligated to, participate at its own expense in a defense thereof by counsel of its own choosing, but the indemnifying Party shall be entitled to control the defense unless the Indemnitee has relieved the indemnifying Party from liability with respect to the particular matter. If the indemnifying Party fails to timely defend, contest, or otherwise protect against any such Claims, the Indemnitee may defend, contest, or otherwise protect against the same,

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and subject to the terms of this Section 14.4 make any reasonable compromise or settlement thereof and recover the entire costs thereof from the indemnifying Party, including reasonable legal fees and costs and disbursements, and all amounts paid as a result of such Claims or the compromise or settlement thereof; provided, however, that if the indemnifying Party undertakes the timely defense of such matter, the Indemnitee shall not be entitled to recover from the indemnifying Party for its costs incurred in the defense thereof. The Indemnitee shall cooperate and provide such assistance as the indemnifying Party may reasonably request in connection with the defense of the matter subject to indemnification. An indemnifying Party may not settle a Claim, without the consent of the indemnified Party, if such settlement would (a) impose any obligation on the indemnified Party, (b) not include a full release of claims with respect to the indemnified Party, (c) require the indemnified Party to submit to an injunction or otherwise limit the indemnified Party’s rights under this Agreement or otherwise. Any payment made by an indemnifying Party to settle any such Claim shall be at its (or its insurer’s) own cost and expense.

Article 15Insurance

15.1.Insurance Coverage

Customer and Supplier each represent that they are sufficiently insured against any liability arising under this Agreement. Further, Supplier shall at a minimum retain [***].

15.2.Evidence of Insurance

Each of Customer and Supplier shall, upon request by the other, provide the other Party with a copy of all insurance policies maintained under this Article 15 relating to the Manufacture of the Product in bulk quantities and the facilities therefor and shall notify the other Party in writing at least [***] prior to the cancellation of or any material change to such insurance policies. Each Party may request that the other Party procure and maintain such additional insurance coverage relating to the Manufacture of the Product and the facilities therefore as may be reasonably necessary in respect of the Parties’ respective obligations under this Agreement. If additional insurance coverage is requested by either Party, then the Parties will discuss in good faith and determine whether a general price adjustment of Product in Exhibit C is required.

Article 16Legal and Regulatory

16.1.Compliance with Laws

(a)Each Party shall, in connection with its obligations, rights and duties under this Agreement and in Manufacturing, handling, storage, loading, shipping, using, commercializing, reselling and distributing the Product:

(i)comply with all Applicable Law or other requirements applicable to such Party’s business; and

(ii)subject to subsection (b) below, obtain and maintain in full force and effect all applicable licenses, permits, certificates, authorizations or approvals from local governmental authorities necessary to conduct its business and the activities contemplated under this Agreement. Such licences or certificates are to be provided to the other Party on request.

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(b)Customer shall be responsible for obtaining all necessary import or export licenses or permits and for the payment of all import or export fees, taxes or duties in connection with the purchase or delivery of the Product under this Agreement. Supplier shall reasonably cooperate with Customer in connection with obtaining necessary import or export licenses or permits.

16.2.Maintenance of Records

Supplier shall maintain adequate books and records and retention samples consistent with cGMP Requirements and any other Applicable Law and requirements of applicable governmental or regulatory authorities, in respect of test records, samples and associated support data for all Batches of Product Manufactured by Supplier sufficient to substantiate and verify Supplier’s duties and obligations under this Agreement for [***] from the expiration date of the respective Product Batch and for non-Batch records for [***] after final payment under this Agreement. After that time, Supplier shall notify Customer of any intent to destroy cGMP Requirement records related to Customer Product, giving Customer the opportunity to obtain the records.

16.3.Notice of Reports

Supplier shall provide to Customer within [***] of receipt by Supplier copies of all Product-specific portions of any reports of any governmental or regulatory authority including, without limitation, any Facility-specific reports solely to the extent applicable to the Product or Manufacturing Process, FDA Form 483 observations, FDA warning letters or other correspondence from the FDA or equivalent correspondence from another Applicable Regulatory Authority; provided that Supplier may redact any information from such reports subject to confidentiality obligations and not related to the Product.

16.4.Drug Master Files

Supplier shall routinely update and keep current all information pertinent to maintain the Drug Master Files relating to the Manufacture of the Product at the production site of Supplier. Supplier shall fully support and reasonably assist Customer with its filing of any application with respect to the Product with any Applicable Regulatory Authority at Customer’s expense.

16.5.Compliance with Regulatory Standards

Supplier shall be responsible for Manufacturing the Product in compliance with Applicable Law, cGMP Requirements and the standards of any other applicable governmental or regulatory authority. Each Party shall provide reasonable assistance to the other, at no charge, if necessary to respond to audits, inspections, inquiries, or requests of any Applicable Regulatory Authority. Supplier shall advise Customer immediately if Supplier receives notice of an impending inspection related to a Product or if an authorized agent of any Applicable Regulatory Authority or other governmental agency provides advance notice of any investigation, inspection or visit to a Facility. In such event, Supplier shall permit, to the extent permitted by Applicable Law, Customer or its representatives to be present during such visit, at Customer’s expense. Upon Customer’s request, Supplier shall provide Customer with a copy of any report issued by such Applicable Regulatory Authority following such visit.

16.6.Inspection

Supplier shall allow monitoring of the Facilities as set forth in Section 3.6 and inspections or audits as provided for in the Quality Agreement. Supplier shall make available to Customer

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all relevant records and reports and Customer shall have the right to copy all Product related records and reports. The frequency of such audits as well as the response time with respect to audit findings shall be governed by the Quality Agreement.

Article 17Recalls

17.1.Safety

Supplier shall provide Customer with reasonable co-operation to help Customer investigate adverse events or product complaints involving or related to the Product. The cost and expense of any testing undertaken by Supplier at Customer’s request shall be borne by [***].

17.2.Recalls

If either Party has grounds to recommend a Recall or otherwise receives a notification or information which might result in a Recall, the Party recommending such Recall or receiving such notification or information shall immediately notify the other Party in writing. Subject to Applicable Law, Customer and its designees shall have the sole responsibility to implement any Recall of the Product or any intermediate or finished product containing the Product and the sole right to make all final decisions regarding any such Recall. Supplier shall reasonably cooperate with Customer and its designees in implementing any such Recall, at Customer’s expense.

17.3.Replacement Shipments

In the event of any Recall or Seizure with respect to the Product during the Term of this Agreement, Supplier shall, upon the written request of Customer, as soon as reasonably possible, supply replacement Product to Customer in an amount sufficient to replace the amount of Product Recalled or Seized, at the applicable then current Fees for Product under this Agreement. If Customer makes such written request, Customer shall issue a Purchase Order in this regard which Supplier is obliged to accept. Supplier agrees to use commercially reasonable efforts to supply such replacement Product pursuant to the new Purchase Order as soon as possible (but in no event other than in accordance with the [***] lead time required pursuant to Section 6.1); provided, however, if the Recall or Seizure is caused by [***].

Article 18Termination

18.1.Termination

This Agreement is effective as of the Effective Date and shall expire in accordance with Section 2.1, unless, upon the occurrence of any of the following events, this Agreement is earlier terminated in accordance with this Section 18.1:

(a)After the Initial Term, either Party delivers written notice of termination to the other Party, which termination shall be effective [***] from the date of such termination notice;

(b)Customer delivers written notice of termination to Supplier at any time during the Term in the event that: (i) Customer’s annual sales demand of Product (tablets and vials in the annual equivalent of API) falls below a certain demand threshold, which shall be [***] as of the Effective Date through the end of the Initial Term and may be amended from time to time upon mutual agreement of the Parties; or (ii) if the Product is withdrawn from the Territory, as a result of any regulatory

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actions or a material change in the business of Customer, which notice shall be effective [***] from the date of such termination notice;

(c)a Party makes a general assignment for the benefit of creditors, a court of competent jurisdiction declares a Party insolvent or bankrupt, or a petition in bankruptcy or under any insolvency law is filed by or against a Party and such petition is not dismissed within [***] after it has been filed, and the other Party delivers written notice of termination to such Party, which termination shall be effective immediately upon delivery of such written notice;

(d)a Party breaches a material provision of this Agreement (which, with respect to Supplier shall include, without limitation, a breach of Section 3.8 and any material failure of supply under Section 6.5, except in the event that Supplier’s breach was caused by a failure of Customer to deliver Customer Materials to Supplier on the timeline required by this Agreement or to deliver Customer Materials that conform to the Customer Material Specifications at the time of delivery to Supplier, and any breach of Supplier’s confidentiality and non-use obligations), and the other Party delivers written notice of termination to such breaching Party:

(i)if the breach is not cured within [***] after written notice thereof to the Party in default; or

(ii)if the breach is of a type that cannot be cured within [***], if a cure is not promptly commenced and diligently pursued until complete remediation but in any case after [***] unless otherwise agreed in writing between the Parties;

(e)any governmental law, regulation or order is adopted and made effective which would make performance of a Party’s obligations under this Agreement impossible or commercially impracticable, and such Party delivers written notice of termination to the other Party, which termination shall be effective immediately upon delivery of such written notice; or

(f)Customer has the right to terminate under Section Error! Reference source not found., which termination shall be effective [***] after delivery of written notice to Supplier.

18.2.Consequences of Termination

On expiration or the effective date of termination of this Agreement, if earlier:

(a)both Parties shall be released from all obligations and duties imposed or assumed hereunder, except obligations and liabilities previously accrued and as expressly provided by this Agreement, including, without limitation, those provisions which expressly survive termination or expiration of this Agreement;

(b)all Rights granted by Customer to Supplier under Section 11.3 shall immediately revert to Customer, provided that Supplier may continue to use any such Rights in order to fulfil its surviving obligations under Section 18.5, and only for such purpose;

(c)Supplier shall provide to Customer, to the extent they exist, copies of:

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(i)Supplier’s Manufacturing Batch records and analytical reports relating to the Product; and

(ii)any other documents required to be delivered pursuant to this Agreement or otherwise reasonably requested by Customer; provided that any documents requested by Customer shall be provided at Customer’s expense;

(d)Unless this Agreement is terminated by Customer pursuant to Section 18.1(d) above, all Purchase Orders and Scopes of Work shall automatically be deemed terminated by Customer and Supplier shall be compensated for final Product already produced or Services already rendered in accordance with this Agreement and, for Product or Services not yet produced or rendered, as the case may be, Supplier shall be entitled to its fees, expenses and costs as set forth in Sections 6.4 and 6.6. Additionally, Customer shall be entitled to request that (i) all Product or works in process for which Customer has compensated Supplier and (ii) all Customer Materials be shipped to Customer in accordance with the provisions of Section 7.2(d). If this Agreement is terminated by Customer pursuant to Section 18.1(d) as a result of Supplier’s breach, then, Customer shall be able to elect whether Purchase Orders or Scopes of Work not yet completed at the date of termination or expiration should continue in force, subject to the terms and conditions herein; and

(e)Supplier shall promptly cooperate with Customer to transfer and transition supply of the Product to a Third Party supplier. Upon Customer’s request, Supplier shall cooperate with Customer in the transfer of technology and know-how necessary to Manufacture Product to such Third Party supplier, including providing Customer and the Third Party supplier with reasonable access to the Facilities and consulting services related to Manufacturing of the Product. Supplier shall conduct such activities at Customer’s expense paid in advance.

18.3.Return of Samples

On expiration or earlier termination of this Agreement, unless otherwise instructed by Customer, Supplier shall, within [***], return to Customer all samples or other supplies of the Product (for which Supplier has been paid) in its possession or control in any form, with the exception of any samples such as retention samples that Supplier may be required to keep according to Applicable Law. The cost of returning any such supplies shall:[***]

18.4.Return of Confidential Information

On expiration or earlier termination of this Agreement, unless otherwise agreed between the Parties, each Party shall:

(a)promptly cease all use of the Confidential Information of the other Party and ensure that its corporate counsel, employees and contractors cease all use thereof; and

(b)upon written request of the other Party,

(i)return to the other Party all original copies of the Confidential Information of the other Party in its control or possession, subject to the retention of one (1) complete copy for archival purposes and to satisfy any applicable legal requirements; and

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(ii)except for back-up copies generated by the recipient Party’s IT system, destroy any and all copies or other reproductions or extracts of the Confidential Information of the other Party and all other documents, computer files, memoranda, notes or other writings prepared based on such Confidential Information subject to subsection (i) above.

18.5.Survival

Except as otherwise provided herein or agreed in writing between the Parties, expiration or early termination of this Agreement shall not relieve either Party of its obligations incurred prior to such expiration or early termination, including the obligation to Manufacture and deliver the Product under Purchase Orders placed by Customer and accepted by Supplier prior to the effective date of expiration or earlier termination, and the obligation to pay Fees in respect thereof. In addition, the following provisions shall survive any expiration or early termination of this Agreement in accordance with the terms of such provision; provided that if there is no express expiration or termination of an obligation or a right under a surviving provision, such provision or right shall continue to survive, subject to Applicable Law[***]:

Article 1 (Interpretation); Section 2.2 (Effect of Expiration on Purchase Orders); Section 5.3 (Retention Samples); Section 8.2 (Dispute of Rejected Product) and Section 8.3(b) (Remedies) (in each case, solely with respect to Latent Defects); Article 9 (Fees) (solely with respect to amounts accrued prior to termination); Article 11 (Intellectual Property) (other than Section 11.3 (Grant of License by Customer)); Article 12 (Confidentiality & Publicity) (for [***] after termination); Section 13.3 (No Other Warranty); Section 13.4 (No Consequential Damages and Limitation of Liability); Article 14 (Indemnification); Article 15 (Insurance); Section 16.2 (Maintenance of Records); Section 16.4 (Drug Master Files); Section 16.6 (Inspection); Sections 17.2 (Recalls); Sections 18.2 (Consequences of Termination), 18.3 (Return of Samples) and 18.4 (Return of Confidential Information); this Section 18.5 (Survival); and Article 19 (Miscellaneous) (except Sections 19.2 and 19.5).

Further, Article 8 (Acceptance of Shipments) shall survive any expiration or termination of this Agreement solely with respect to shipments of Product shipped prior to the effective date of expiration or termination.

Article 19Miscellaneous

19.1.Assignment; Inurement

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their successors and permitted assigns. Supplier shall not assign this Agreement, in whole or in part, to any person without the prior written consent of Customer, except to a Third Party which acquires all, or substantially all, of Supplier’s business or assets, whether through merger or otherwise.

Customer shall be entitled to assign this Agreement, in whole or in part, to any person without the consent of Supplier, provided that (i) such person acquires all, or substantially all, of Customer’s business or assets with respect to the Product, whether through merger or otherwise; (ii) such person is an Affiliate of Customer or a Customer Licensee; or (iii) Customer remains liable for any payments Supplier is or shall be entitled to under this Agreement. Customer shall not assign this Agreement, in whole or in part, to any other person without the prior written consent of Supplier, not to be unreasonably withheld, conditioned or delayed.

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19.2.Change of Control

During the Term, Supplier shall promptly notify Customer in writing if at any time a Change of Control shall occur as to Supplier, such notification to be given no later than [***] following such Change of Control. [***]

19.3.Counterparts

This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. This Agreement, following its execution, may be delivered via PDF copies or other form of electronic delivery, which shall constitute delivery of an execution original for all purposes.

19.4.Dispute Resolution

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be referred first to senior management of the Parties for amicable resolution. In the event that amicable resolution has not been achieved within [***], then either Party may seek resolution through confidential arbitration in accordance with the ICC Rules of Arbitration. The arbitration hearing shall be held as soon as practicable following submission to arbitration. The arbitration hearing shall be held in Delaware, United States of America. The Parties shall request that the arbitration panel render a formal, binding non-appealable resolution and award on each issue as expeditiously as possible. In any arbitration, the prevailing Party shall be entitled to reimbursement of its reasonable attorneys’ fees and the Parties shall use all reasonable efforts to keep arbitration costs to a minimum. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

19.5.Force Majeure

Any delay or inability to perform any of the duties or obligations of either Party caused by an event outside the affected Party’s reasonable control shall not be considered a breach of this Agreement, and unless provided to the contrary herein, the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include, without limitation: acts of God; any governmental act or regulation; insurrections; riots or civil disturbance; acts of war; embargoes; labor disputes at facilities of Material suppliers, including strikes, lockouts, job actions, or boycotts; fires; explosions; terrorist attacks; floods; or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected. In order to take the benefit of this Section 19.5, the Party so affected shall give prompt notice [***] to the other Party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible. If performance is affected for a cumulative period of more than [***] period, the non-affected Party may terminate this Agreement immediately by notice in writing to the affected Party.

19.6.Performance

Each Party agrees to perform its obligations under this Agreement, including under any Scope of Work, in a timely manner. Supplier shall allocate adequate resources to execute its obligations under this Agreement, including under each Scope of Work. Supplier represents and warrants that all Services shall be performed by qualified personnel in accordance with the highest industry standards.

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19.7.Further Assurances

The Parties shall both execute and deliver such further instruments and do such further acts as may be required to implement the intent of this Agreement.

19.8.Independent Contractors

Supplier and Customer shall be independent contractors and shall not be deemed to be partners, joint venturers or each other’s agents under this Agreement, and neither Party shall have the right to act on behalf of the other except as is expressly set forth in this Agreement.

19.9.Injunctions

Each Party agrees that the other Party may be irreparably damaged if any provision of this Agreement is not performed in accordance with its terms. Accordingly, notwithstanding Section 19.4, each Party shall be entitled to apply for an injunction or injunctions to prevent breaches of any of the provisions of this Agreement by the other Party, without showing or proving any actual or threatened damage, notwithstanding any rule of law or equity to the contrary, and may specifically enforce such provisions by an action instituted in a court having jurisdiction. These specific remedies are in addition to any other remedy to which the Parties may be entitled at law or in equity.

19.10.Notices

Unless otherwise provided herein, any notice required or permitted to be given hereunder or any proposal for any modification of this Agreement (collectively referred to as the “Correspondence”) shall be mailed by overnight mail, certified mail postage prepaid, or delivered by hand to the Party to whom such Correspondence is required or permitted to be given hereunder at the addresses set out below. If delivered by hand, any such Correspondence shall be deemed to have been given when received by the Party to whom such Correspondence is given.

If to Supplier:

CARBOGEN AMCIS AG Hauptstrasse 171 CH 4416 Bubendorf Switzerland Attention: [***] Telephone:[***]

If to Customer:

Paratek Pharmaceuticals, Inc.

1000 First Avenue, Ste. 200,

King of Prussia, PA 19406

USA

Attention: [***] Sr. Vice President, Technical Operations

Phone: [***]

With copy to:

Paratek Pharmaceuticals, Inc.

1000 First Avenue, Ste. 200,

King of Prussia, PA 19406

USA

Attention: General Counsel

Phone: [***]

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Either Party may change the address to which any Correspondence to it is to be addressed by notification to the other Party as provided herein.

19.11.Entire Agreement

This Agreement, the Quality Agreement and all Exhibits attached hereto (as the same may be amended from time to time by the written agreement of the Parties) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all other documents, agreements, verbal consents, arrangements and understandings between the Parties with respect to the subject matter hereof. This Agreement shall not be amended orally, but only by an agreement in writing, signed by both Parties that states that it is an amendment to this Agreement. For the avoidance of doubt, as of the Effective Date, this Agreement shall replace the Outsourcing Agreement; provided, however, that this Agreement shall not relieve either Party of its obligations incurred under the Outsourcing Agreement or otherwise prior to the Effective Date of this Agreement, including any confidentiality obligations.

19.12.Severability

If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

19.13.Waiver

No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of the Parties hereto. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

[Signature page follows.]

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officer as of the Effective Date.

PARATEK PHARMACEUTICALS, INC.

by its authorized signatory:

_/s/ Jason Burdette_________________

Name: Jason Burdette

Title: SVP Technical Operations

Date:_7/13/2021_________________

CARBOGEN AMCIS AG CARBOGEN AMCIS AG

by its authorized signatory: by its authorized signatory:

_/s/ Dr. Stephanie Quintes__________           _/s/ Dr. Anton Gayring______________

Name: Dr. Stephanie QuintesName: Dr. Anton Gayring

Title: Senior Head of Commercial Products Title:Senior Head of Development

CARBOGEN AMCIS AGCARBOGEN AMCIS AG

Date: _14. Jul. 2021_______________Date: _14. Juli 2021________________

[Signature page to Supply Agreement]

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Exhibit A– Description of Product

[***]

A-1

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Exhibit B– Chemical Synthesis

[***]

B-1

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Exhibit C– Fee Schedule

[***]

C-1

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Exhibit D– Certificate of Analysis and Certificate of Compliance

[***]

D-1

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appendix a

U.S. GOVERNMENT REQUIREMENTS FOR COMMERCIAL SUBCONTRACTS UNDER PRIME CONTRACT NO. 75A50120C00001

This Agreement between PARATEK and CARBOGEN AMCIS AG (the “Service Provider”)  is a commercial-item subcontract under prime contract no. 75A50120C00001 between PARATEK and the Biomedical Advanced Research and Development Authority (“BARDA”). For clarity, this Appendix A is part of the Commercial Supply Agreement between PARATEK and CARBOGEN AMCIS AG dated July 14, 2021.  As a result, this Appendix Agreement between PARATEK and CARBOGEN AMCIS AG is also subject to the following Federal Acquisition Regulation (“FAR”) clauses, which are hereby incorporated into this Agreement by reference with the force and effect as though set forth in full text herein. The full text of FAR clauses may be accessed electronically at http://www.aquisition.gov; FAR clauses may be accessed at http://www.ecfr.gov. The additional clauses included in full text below are also incorporated by reference into this Agreement.

Unless otherwise noted with respect to a particular clause, the following changes in terminology will apply to each clause, regardless of capitalization, when consistent with a reasonable interpretation of the clause, which properly expresses the relationship between PARATEK and Service Provider.

The term “government” or “USG” means “PARATEK.”

The term “contractor” or “offeror” means “Service Provider.”

The term “contract” or “grant” means “this Agreement.”

The term “contracting officer” or “contracting officer’s representative” means “authorized PARATEK representative.”

The term “subcontract” means “lower-tier agreement under this Agreement.”

FAR CLAUSE	TITLE
52.203-12	Limitation on Payments to Influence Certain Federal Transactions (Oct 2010)
52.203-13	Contractor Code of Business Ethics and Conduct (Oct 2015) [references to “Government” and “Contracting Officer” remain unchanged]
52.203-19	Prohibition on Requiring Certain Internal Confidentiality Agreements or Statements (Jan 2017) [references to “Government” remain unchanged]
52.204-21	Basic Safeguarding of Covered Contractor Information Systems (Jun 2016) [references to “Government” remain unchanged]
52.204-23

Prohibition on Contracting for Hardware, Software, and Services Developed or Provided by Kaspersky Lab and Other Covered Entities (Jul 2018) [references to “Government” and “Contracting Officer” remain unchanged; Service Provider will timely provide PARATEK with a copy of any notice that Service Provider provides to the Government under this clause]

52.204-25

Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment (Aug 2020) [references to “Government” and “Contracting Officer” remain unchanged; Service Provider will timely provide PARATEK with a copy of any notice that Service Provider provides to the Government under this clause]-

Appendix A-1

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FAR CLAUSE	TITLE
52.209-6	Protecting the Government Interest When Subcontracting with Contractors Debarred, Suspended, or Proposed for Debarment (Oct 2015)
52.222-50

Combating Trafficking in Persons (Jan 2019) [PARATEK may take appropriate action against Service Provider, including termination of this Agreement, for violation of paragraph (b); if a certification is required under paragraph (h)(5), the Service Provider will submit the certification at FAR 52.222-56 before award and during performance of this Agreement]

52.227-14

Rights in Data—General (May 2014), Alt II (Dec 2007) [Limited Rights Notice; paragraph (a) 75A50120C00001 (unless another number is identified by PARATEK); Service Provider will provide data or analyses generated with Agreement funding upon PARATEK’s request at no additional cost; to the extent that this Agreement specifies different intellectual property rights as between Service Provider and PARATEK, the Agreement will control subject to any rights provided to the U.S. Government under the applicable PARATEK contract(s) with the U.S. Government] [***]

52.244-6	Subcontracts for Commercial Items (Jan & Aug 2019)

Additional Clauses Included in Full Text

The following additional clauses are included in this Agreement in full text, unless otherwise indicated below. The interpretive guidelines set forth above do not apply to each of the clauses included below.

1.

Excluded Status.  Pursuant to FAR 52.209-6, Service Provider represents that to the best of their knowledge, as of the date of the effective date of the Agreement, neither Service Provider or its subcontractor(s), nor any of Service Provider’s or its subcontractor’s respective principals, are debarred, suspended, or proposed for debarment by the U.S. Government. Service Provider must confirm this representation on the effective date of this Agreement if the effective date of this Agreement occurs after the date on which Service Provider executes this Agreement.

2.

U.S. Government Reporting.  No confidentiality provision included in this Agreement may be construed to prohibit or otherwise restrict Service Provider, as a subcontractor of PARATEK under a U.S. Government contract, from lawfully reporting waste, fraud, or abuse to a designated investigative or law enforcement representative of the federal department or agency authorized to receive such information under the procurement involving PARATEK’s agreement with BARDA.

3.

U.S. Government Site Visits, audits, Inspections, and COMMUNICATIONS. At the U.S. Government’s request, PARATEK and the U.S. Government together will have the right to conduct site visits, audits, and inspections at Service Provider’s facilities relating to PARATEK’s performance of this Agreement, including for the purpose of inventorying [***]. If PARATEK or the U.S. Government identifies any issues during the visit, Service Provider will prepare a report describing the issues and identifying potential solutions. Service Provider will provide the report to PARATEK for review within seven business days of being notified of any issues. Once

Appendix A-2

CONFIDENTIAL

corrective action is taken in consultation with PARATEK, Service Provider will provide PARATEK with a follow-up report within seven business days.

To the extent permitted by law, Service Provider will also make commercially reasonable efforts to provide PARATEK with notice [***] of any arrival of U.S. Government personnel to conduct site visits or audits at Service Provider’s facility that is announced to cover work performed under this Agreement or [***] when the work performed under this Agreement comes into focus of such an audit. Service Provider will also provide PARATEK with a plan for addressing any areas of non-conformance with regulatory requirements identified in such a site visit or audit, as well as a complete copy of any Form 483 provided to Service Provider by the U.S. Food and Drug Administration in connection with such a site visit or audit. Service Provider will permit U.S. Government representatives identified by PARATEK to be present at the final debrief associated with such a site visit or audit.

During any audit by U.S. Government personnel, Service Provider will provide its standard operating procedures relating to performance of this Agreement directly to the U.S. Government upon the U.S. Government’s request. Extensive requests for copies or translations will be at PARATEK’s expense based on a mutually agreed Work Order. Service Provider will also make commercially reasonable efforts to provide PARATEK with copies of any correspondence between Service Provider and the U.S. Food and Drug Administration relating to performance under this Agreement within [***].

4.

No Support of TERRORISM. Service Provider acknowledges that U.S. executive orders and laws, including but not limited to Executive Order 13224 and Public Law 107-56, prohibit transactions with, and the provision of resources and support to, individuals and organizations associated with terrorism. It is the legal responsibility of Service Provider to ensure compliance with these executive orders and laws.

5.	[***]
6.

U.S. Employees.  Service Provider acknowledges that certain U.S. laws may apply to the extent that Service Provider performs work under this Agreement with employees that have been recruited or transferred from the United States.

Appendix A-3

CONFIDENTIAL